Exhibit 99.1
Federal Home Loan Bank of San Francisco Announces Second Quarter 2023 Operating Results
SAN FRANCISCO, July 27, 2023 — The Federal Home Loan Bank of San Francisco (Bank) today announced second quarter 2023 operating results. Net income for the second quarter of 2023 was $121 million, an increase of $73 million compared with net income of $48 million for the second quarter of 2022.
“The Federal Home Loan Bank of San Francisco continues to play an important and irreplaceable role in providing critical liquidity to our member financial institutions,” said Teresa Bryce Bazemore, president and chief executive officer. “As one of the largest, most financially sound private sources of financial support in the country, we remain an important stabilizing force in the U.S. economy, providing a critical layer of funding so our members can consistently and reliably offer their consumers access to mortgages, small business loans, and community development programs. In this way, we play a central and necessary role in preserving the health of regional and community lending — the lifeblood of economic resiliency in communities across the country.”
Earlier this month, the Bank announced $32.9 million in 2023 Affordable Housing Program (AHP) grants to fund 38 projects that will create 2,825 units of affordable housing throughout Arizona, California, and Nevada.
“Our mission is unwavering — to help solve the intractable affordable housing crisis across the U.S. by contributing 10% of our profits annually to building and rehabilitating affordable housing and expanding access to homeownership. Since 1990, the Federal Home Loan Bank of San Francisco has provided $1.3 billion in grants to affordable housing groups and first-time homebuyers,” said Ms. Bazemore.
The $73 million increase in net income for the second quarter of 2023, relative to the prior-year period, was primarily attributable to an increase of $53 million in net interest income for the quarter and a change in other income/(loss) of $35 million.
–The $53 million increase in net interest income for the quarter was primarily attributable to higher yields on higher average balances of advances and investments, partially offset by higher interest costs on greater funding levels.
–The $35 million change in other income/(loss) for the quarter was primarily attributable to an improvement of $33 million in the fair values of interest rate swaps that were used to hedge advances and consolidated obligations and classified as economic hedging relationships.
At June 30, 2023, total assets were $114.9 billion, a decrease of $6.2 billion from $121.1 billion at December 31, 2022. Advances decreased by $18.9 billion to $70.5 billion at June 30, 2023, from $89.4 billion at December 31, 2022. Total investments increased by $12.8 billion to $43.1 billion at June 30, 2023, from $30.3 billion at December 31, 2022. The increase in investments was largely the result of increases of $6.0 billion in securities purchased under agreements to resell, $4.9 billion in federal funds sold, and $1.5 billion in mortgage-backed securities.
As of June 30, 2023, the Bank complied with all regulatory capital requirements. The Bank exceeded its 4.0% regulatory requirement with a regulatory capital ratio of 6.6% at June 30, 2023. The increase in the regulatory capital ratio from 6.4% at December 31, 2022 was mainly attributable to a decrease in total assets. The Bank also exceeded its risk-based capital requirement of $1.3 billion with $7.6 billion in permanent capital. Total retained earnings increased to $4.2 billion as of June 30, 2023, from $4.0 billion at yearend 2022.
Today, the Bank’s board of directors declared a quarterly cash dividend on the average capital stock outstanding during the second quarter of 2023 at an annualized rate of 7.75%, an increase from the 7.00% rate paid for the prior quarter. The quarterly dividend will total $77 million, and the Bank expects to pay the dividend on August 10, 2023.

Financial Highlights
(Unaudited)
(Dollars in millions)

Selected Balance Sheet Items at Period End	Jun 30, 2023	Dec 31, 2022
Total Assets	$114,877	$121,056
Advances	70,537	89,400
Mortgage Loans Held for Portfolio, Net	785	815
Investments, Net[1]	43,139	30,291
Consolidated Obligations:
Bonds	79,855	75,768
Discount Notes	24,795	35,929
Mandatorily Redeemable Capital Stock	843	5
Capital Stock – Class B – Putable	2,600	3,758
Retained earnings	4,182	3,994
Accumulated Other Comprehensive Income/(Loss)	(19)	(29)
Total Capital	6,763	7,723

Selected Other Data at Period End	Jun 30, 2023	Dec 31, 2022
Regulatory Capital Ratio[2]	6.64%	6.41%

	Three Months Ended		Six Months Ended
Selected Operating Results for the Period	Jun 30, 2023	Jun 30, 2022	Jun 30, 2023	Jun 30, 2022
Net Interest Income	$179	$126	$466	$229
Provision for/(Reversal of) Credit Losses	1	3	—	—
Other Income/(Loss)	4	(31)	(22)	(13)
Other Expense	48	38	93	76
Affordable Housing Program Assessment	13	6	35	14
Net Income/(Loss)	$121	$48	$316	$126

	Three Months Ended		Six Months Ended
Selected Other Data for the Period	Jun 30, 2023	Jun 30, 2022	Jun 30, 2023	Jun 30, 2022
Net Interest Margin[3]	0.55%	0.67%	0.71%	0.72%
Return on Average Assets	0.36	0.25	0.48	0.39
Return on Average Equity	6.52	2.85	8.37	3.85
Annualized Dividend Rate[4]	7.00	6.00	7.00	6.00
Average Equity to Average Assets Ratio	5.57	8.81	5.75	10.08

1.    Investments consist of Federal funds sold, interest-bearing deposits, trading securities, available-for-sale securities, held-to-maturity securities, and securities purchased under agreements to resell.
2.    The regulatory capital ratio is calculated as regulatory capital divided by total assets. Regulatory capital includes retained earnings, Class B capital stock, and mandatorily redeemable capital stock (which is classified as a liability) but excludes accumulated other comprehensive income/(loss). Total regulatory capital as of June 30, 2023, and December 31, 2022, was $7.6 billion and $7.8 billion, respectively.
3.    Net interest margin is calculated as net interest income (annualized) divided by average interest-earning assets.
4.    Cash dividend declared, recorded, and paid during the period, on the average capital stock outstanding during the previous quarter.

Federal Home Loan Bank of San Francisco
The Federal Home Loan Bank of San Francisco is a member-driven cooperative helping local lenders in Arizona, California, and Nevada build strong communities, create opportunity, and change lives for the better. The tools and resources we provide to our member financial institutions–commercial banks, credit unions, industrial loan companies, savings institutions, insurance companies, and community development financial institutions propel homeownership, finance affordable housing, drive economic vitality, and revitalize whole neighborhoods. Together with our members and other partners, we are making the communities we serve more vibrant, equitable, and resilient.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the Bank’s dividend philosophy and dividend rates. These statements are based on our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “endeavoring,” “will,” and “expects,” or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized, including future dividends. These forward-looking statements involve risks and uncertainties including, but not limited to, the Risk Factors set forth in our Annual Reports on Form 10-K and other periodic and current reports that we may file with the Securities and Exchange Commission, as well as regulatory and accounting rule adjustments or requirements; the application of accounting standards relating to, among other things, certain fair value gains and losses; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments; the allowance for credit losses; future operating results; the withdrawal of one or more large members; and high rates of inflation and increases in interest rates that may adversely affect our members and their customers. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Contact:
Mary Long, (415) 616-2556
longm@fhlbsf.com